Exhibit 12


                              HECLA MINING COMPANY
                     FIXED CHARGE COVERAGE RATIO CALCULATION

        For the years ended December 31, 1997, 1998, 1999, 2000 and 2001, the nine months ended September 30, 2001 and 2002
                      (dollars in thousands, except ratios)

                                                                                                             Nine Months Ended
                                                                                                                September 30,
                                             1997         1998         1999         2000         2001         2001         2002
                                           --------     --------     --------     --------     --------     ---------------------
Income (loss) from continuing
operations before income taxes,
extraordinary charge and cumulative
effect of change in accounting princple    $ (2,172)    $ (5,817)    $(43,794)    $(84,834)    $ (9,582)    $ (6,935)    $  8,100

Add: Fixed Charges                           10,857       11,392       12,791       16,283       11,980        9,317       24,075
Less: Capitalized Interest                     (806)        (959)         (19)          --           --           --           --
Adjusted income (loss) before              --------     --------     --------     --------     --------     --------     --------
income taxes, extraordinary item
and cumulative effect of change
in accounting principle                    $  7,879     $  4,616     $(31,022)    $(68,551)    $  2,398     $  2,382     $ 32,175
                                           ========     ========     ========     ========     ========     ========     ========

Fixed charges:
Preferred stock dividends                  $  8,050     $  8,050     $  8,050     $  8,050     $  8,050     $  6,038     $ 22,593
Interest portion of rentals                     358           73          134          114           43           --          108
Total interest costs                          2,449        3,269        4,607        8,119        3,887        3,279        1,374
                                           --------     --------     --------     --------     --------     --------     --------

Total fixed charges                        $ 10,857     $ 11,392     $ 12,791     $ 16,283     $ 11,980     $  9,317     $ 24,075
                                           ========     ========     ========     ========     ========     ========     ========

Fixed Charge Ratio                              (a)          (a)          (a)          (a)          (a)          (a)         1.34

Inadequate coverage                        $  2,978     $  6,776     $ 43,813     $ 84,834     $  9,582     $  6,935     $     --
                                           ========     ========     ========     ========     ========     ========     ========


(a)  Earnings for period inadequate to cover fixed charges.